Exhibit 5.2

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

21 June 2021

Dear Sirs

Rockley Photonics Holdings Limited

We have acted as Cayman Islands legal advisers to Rockley Photonics Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, related to certain securities being registered which will be issued by the Company, an exempted company incorporated in the Cayman Islands with limited liability.

In connection with the Business Combination described in the Registration Statement and the associated prospectus/proxy statement (the “Business Combination”), among others:

(a)

the holders of ordinary shares with a nominal value of £0.00001 per share (the “Rockley ordinary shares”) in the capital of Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (“Rockley”), will exchange their Rockley ordinary shares for ordinary shares with a par value of US$0.00001 per share of the Company (the “Shares”), by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended, and Rockley will become a direct wholly owned subsidiary of the Company;

(b)	the holders of options exercisable for Rockley ordinary shares (the “Rockley options”) will exchange their Rockley options for options exercisable for Shares (“Options”); and

(c)

Rockley Mergersub Limited, a newly formed subsidiary of the Company (“Merger Sub”), will be merged (the “Merger”) with and into SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SC Health”), and:

(i)

all of the outstanding Class A ordinary shares, par value of US$0.0001 per share, of SC Health and Class B ordinary shares, par value of US$0.00008 per share, of SC Health will be exchanged for Shares; and

(ii)

all of the outstanding warrants (the “SC Health warrants”) to purchase SC Health Class A ordinary shares with a per share exercise price of US$11.50 per share will be converted into the right to receive warrants to purchase Shares with a per share exercise price of US$11.50 per share (“Warrants”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	as of 17 June 2021, the authorized share capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each;

3.3

the issue and allotment of the Shares as contemplated by the Registration Statement (including the issuance of the Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement (including the issuance of the Shares upon the exercise of the Warrants in accordance with the Warrant Documents), the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders); and

3.4

the execution and delivery of the Warrant Documents have been duly authorised and by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by a Director of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company.

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 11 March 2021;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Memorandum and Articles of Association of the Company as filed upon incorporation (the “M&A”);

5

the form of Amended and Restated Memorandum and Articles of Association of the Company to be adopted by a special resolution of the members of the Company and the form of Second Amended and Restated Articles of Association of the Company to be conditionally adopted by a special resolution of the members of the Company;

6	the written resolutions of the sole director of the Company dated 19 March 2021 and 31 March 2021 (the “Board Resolutions”);

7	the certificate of good standing of the Company issued by the Registry of Companies, Cayman Islands on 17 June 2021 (the “Certificate of Good Standing”);

8	the Registration Statement;

9	the Business Combination Agreement;

10	the Warrant Agreement dated 11 July 2019 (the “SC Health Warrant Agreement”), between SC Health and American Stock Transfer & Trust Company (“AST”) as warrant agent; and

11

the form of Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), among SC Health, the Company, Computershare Inc. Computershare Trust Company, N.A. (and together with Computershare Inc., “Computershare”, whereby Computershare shall serve as the successor warrant agent in place of AST), and SC Health Holdings Limited amending the terms of the SC Health warrants so that each SC Health warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Assumption Agreement, cease to represent a right to acquire one share of SC Health Class A Ordinary Share and shall be converted in accordance with the terms of such Warrant Assumption Agreement, at the Merger Effective Time, into a right to acquire one Share on substantially the same terms (but with such changes as provided by the Warrant Assumption Agreement) as were in effect immediately prior to the Merger Effective Time under the terms of the SC Health Warrant Agreement (each, a “Warrant” and, together with the Warrant Assumption Agreement, the “Warrant Documents”).